Exhibit 3.10

Liberty Star Contracts for Core Drilling at Gold Prospect Red Rock Canyon and Copper Hay Mountain Project, SE Arizona

TUCSON, AZ–(November 21, 2023)–Liberty Star Minerals (“Liberty Star” or the “Company”) (OTCMarkets: LBSR) announces that it has engaged NISS Drilling Services to undertake diamond core drilling at Liberty Star’s Red Rock Canyon Gold Project (RRC) within the larger Hay Mountain Project (HMP) in southeast Arizona. Drilling is also planned at HMP Target 1 near the RRC. While the emphasis at Red Rock Canyon is gold exploration, both project areas may possess commercially important metals including rare earth minerals which are associated with porphyry copper-gold-moly bodies, and are well represented in the area from central Arizona to northern Mexico.

The planned program consists of diamond core drilling of about 250 feet per hole within the RRC at or near historic drill sites previously drilled and logged for the presence of gold. Deeper drilling is planned for a geophysically promising area within the adjacent Hay Mountain Target 1 area. The Hay Mountain Project has undergone substantial geoscientific investigation including airborne aeromagnetic imaging (ZTEM), 3-D modeling, and numerous geochemical studies.

While the precise number of drill pads is to be determined, the Company expects drilling should commence in the next couple of months.

“We’ve talked about drilling for years,” said Pete O’Heeron, Board Chair of Liberty Star. “Engaging a world class drilling service for our first test of our gold and copper properties is an important milestone for Liberty Star. We’ve done the necessary geoscientific studies and now it is time to see the proof of the area’s potential through core analysis.”

ON BEHALF OF THE BOARD OF DIRECTORS

“Pete O’Heeron” Pete O’Heeron
Board Chair/Secretary/Treasurer
Liberty Star Minerals

Visit lbsr.us for more about Liberty Star Minerals, the Red Rock Canyon Gold Project & the Hay Mountain Project, including images, maps and technical reports

About Liberty Star Liberty Star Uranium & Metals Corp. (LBSR: OTCQB), d/b/a Liberty Star Minerals, is an Arizona-based mineral exploration company engaged in the acquisition, exploration, and development of mineral properties in Arizona and the southwest USA. Currently the company controls properties which are located over what management considers some of North America’s richest mineralized regions for copper, gold, silver, molybdenum (moly), and associated metals. The Company’s premiere property is the Hay Mountain Project (exploration stage) for porphyry copper, gold, moly and other commercially important minerals. Specific targets have been selected to explore for near surface and deep-seated ore bodies, of which there are numerous analogs nearby. Contiguous with the primary Hay Mountain porphyry exploration target, and part of the overall Hay Mountain Project, is an increasingly attractive area of exploration stage gold mineralization denominated Red Rock Canyon. Red Rock Canyon exhibits what we believe are extensive, promising hydrothermal associated gold-bearing structures that are documented in historical public and Company records (see associated press and social media releases for more information). The Hay Mountain Project is in Cochise County (southeast) Arizona, USA.

Forward Looking Statements Certain information contained in public release may contain “forward-looking statements,” as defined in the U.S. Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements contained herein that are not historical facts are forward-looking statements that involve risks, uncertainties and other factors which are unforeseeable and beyond the Company’s or management’s control, that could cause actual results, developments and business decisions to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements may include but not be limited to the business strategies for the Company, assumptions of management, pending or future transactions, future estimated mineral resources or grades, investments, asset valuations, anticipated permits and approvals and other information that may be based on forecasts of future exploration, operational or financial results or estimates of matters not yet determinable. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance using words or phrases like the following may be forward-looking statements: : “estimate”, “intend”, “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” “may”, “might”, “could”, “would” or similar words or expressions. Important factors that could differ materially from the expectations of the Company and management include, among other things, risks related to unsuccessful exploration results, metals prices, fluctuations in currency prices, international markets, conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as changes in the availability of funding for mineral exploration and development and general economic conditions.

Additional information about these factors, risks and uncertainties on which forward-looking statements are based is discussed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2023, as updated from time to time in Company filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this public release beyond the presentation date or published date, or for changes made to this document by wire services or Internet services. Risk factors for the company are set out in the 10-K and other periodic filings made with the SEC on EDGAR (ref. Liberty Star Uranium & Metals, Corp.).

Regulation S-K 1300 Matters On October 31, 2018, the U.S. Securities and Exchange Commission adopted Subpart 1300 of Regulation S-K (“Regulation SK-1300”) to modernize the property disclosure requirements for mining registrants, and related guidance, under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All registrants are required to comply with Regulation SK-1300 for fiscal years ending after January 1, 2021. Accordingly, the Company must comply with Regulation SK-1300 for its fiscal year ending January 31, 2022. Regulation SK-1300 uses the Committee for Mineral Reserves International Reporting Standards (“CRIRSCO”) based classification scheme for mineral resources and mineral reserves, that includes definitions for inferred, indicated, and measured mineral resources. Liberty Star is an “Exploration Stage Issuer” as defined in Subpart 1300. It currently has no exploration results, mineral resources or mineral reserves to report, accordingly, no information, opinions or data included in the website or in any public releases includes any information or disclosures regarding exploration results, mineral resources or mineral reserves as defined in Regulation SK-1300. As a result, the Company is not required, at this time, to obtain or provide a Technical Report Summary as defined in Regulation SK-1300. U.S. Investors are cautioned not to rely upon or assume for any purpose that any part of the mineralized real property of the Company in these categories will ever be converted into inferred, indicated, and measured mineral resources or probable or proven mineral reserves within the meaning of Regulation S-K 1300.

UNLESS OTHERWISE EXPRESSLY STATED ON THE FACE OF ANY SUCH INFORMATION, NOTHING CONTAINED IN THIS PUBLIC RELEASE IS, NOR DOES IT PURPORT TO BE, A TECHNICAL REPORT SUMMARY PREPARED BY A QUALIFIED PERSON PURSUANT TO AND IN ACCORDANCE WITH THE REQUIREMENTS OF SUBPART 1300 OF SECURITIES EXCHANGE COMMISSION REGULATION S-K.

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Nov 21, 2023 Liberty Star Minerals | Liberty Star Uranium & Metals Corp. LBSR: OTCQB http://www.lbsr.us	Contact: Liberty Star Minerals Tracy Myers, Investor Relations 520-425-1433 – info@lbsr.us